Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 30, 2026 with respect to the financial statements of Tanbreez Mining Greenland A/S, appearing in Critical Metals Corp.’s Current Report on Form 6-K/A dated May 14, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Houston, Texas

October 21, 2026